Exhibit 4.5

FORESIGHT ENERGY LP

LONG-TERM INCENTIVE PLAN

[FORM OF] UNIT AWARD AGREEMENT

This Unit Award Agreement (this “Agreement”) is made as of the date set forth on the signature page to this Agreement (the “Effective Date”) between Foresight Energy GP LLC, a Delaware limited liability company (the “General Partner”), and the individual named on the signature page to this Agreement (the “Participant”) pursuant to the terms and conditions of the Foresight Energy LP Long-Term Incentive Plan (the “Plan”). The Participant acknowledges receipt of a copy of the Plan, and agrees that the terms and provisions of the Plan, including any future amendments thereto, shall be deemed a part of this Agreement as if fully set forth herein. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

WHEREAS, the Board has adopted the Plan to, among other things, attract, retain and motivate certain directors, officers, employees and consultants of the General Partner, Foresight Energy LP (the “Partnership”) and their respective Affiliates (each, a “Company Entity” and, collectively, the “Company Entities”);

[WHEREAS, Foresight Management LLC, a Delaware limited liability company, or one of its Affiliates, and the Participant are parties to that certain Long Term Incentive Compensation Agreement dated as of                      (the “LTIC Agreement”) pursuant to which the Participant was granted an LTI Award (as defined in the LTIC Agreement) on the terms and conditions set forth in the LTIC Agreement;

WHEREAS, in accordance with the LTIC Agreement, the General Partner desires to grant the Participant a Unit Award in full settlement of the vested but unpaid portion of the Participant’s LTI Award on the terms and conditions set forth herein and in the Plan, and the Participant desires to accept on such terms and conditions set forth herein.] 1

[WHEREAS, the General Partner desires to grant to the Participant on the terms and conditions set forth herein and in the Plan, and the Participant desires to accept on such terms and conditions, the Unit Award set forth herein.] 2

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Issuance of Units. The General Partner hereby grants to the Participant, effective as of the Effective Date,             common units in the Partnership (the “Units”). The grant of Units hereunder shall be subject to all of the terms and conditions set forth in the Plan and in this Agreement. For the avoidance of doubt, the Participant shall not pay the General Partner or any other Company Entity any purchase price for the Units. The Units shall be fully and immediately vested as of the Effective Date. [The number of Units issued pursuant to this Agreement was determined by dividing (a) the vested and unpaid portion of the LTIC Award as of the Effective Date by (b) $25.00.] 3

[1]	Paragraphs to be removed for Unit Awards unrelated to the settlement of existing Long-Term Incentive Compensation arrangements.
[2]	Paragraph to be removed for Unit Awards made in settlement of existing Long-Term Incentive Compensation arrangements.
[3]	Sentence to be included only for Unit Awards made in settlement of existing Long-Term Incentive Compensation arrangements.

2. [Full Settlement of Vested and Unpaid Portion of LTIC Award. In entering into this Agreement, the Participant expressly acknowledges and agrees that the Participant has been afforded all rights and been paid all amounts that the Participant is owed or has been owed or now could be owed by any of the Company Entities on and prior to the Effective Date with respect to the vested portion of the LTIC Award. The Participant acknowledges that, in entering this Agreement, all obligations of the Company Entities to the Participant attributable to the period on and preceding the Effective Date with respect to the vested portion of the LTIC Award are deemed satisfied in full.]4

3. Tax Withholding. In connection with the grant of the Units, the Company Entities shall have the authority and the right to deduct or withhold, or to require the Participant to remit to a Company Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to the grant of the Units. In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the General Partner or one of its Affiliates shall withhold Units otherwise issuable hereunder having a Fair Market Value on the date of withholding equal to the aggregate amount of taxes required to be withheld based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

4. General Provisions.

(a) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and all decisions of a majority of the Committee with respect thereto and this Agreement shall be final and binding upon the Participant and the General Partner. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b) Tax Consultation. None of the Board, the Committee or the Company Entities have made any warranty or representation to the Participant with respect to the income tax consequences of the grant of the Units or the transactions contemplated by this Agreement, and the Participant represents that the Participant is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Participant represents that the Participant has consulted with any tax consultants that the Participant deems advisable in connection with the Units.

[4]	Paragraph to be removed for Unit Awards unrelated to the settlement of existing Long-Term Incentive Compensation arrangements.

(c) Successors. This Agreement shall be binding upon the Participant, the Participant’s legal representatives, heirs, legatees and distributees, and upon the General Partner, its successors and assigns.

(d) Entire Agreement. This Agreement [and the LTIC Agreement] constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Units granted hereby. [Without limiting the scope of the preceding sentence, all prior understandings and agreements other than the LTIC Agreement, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.]

(e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

(f) Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee (i) to the extent permitted by the Plan and/or (ii) to the extent necessary to comply with applicable laws and regulations or to conform the provisions of this Agreement to any changes thereto. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by a written agreement signed by both the General Partner and the Participant.

(g) Clawback. The Participant acknowledges that the Units issued hereunder are subject to clawback as provided in this Section 8(o) of the Plan.

(h) Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that any of the Company Entities may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the General Partner under the Plan. Electronic delivery may be made via the electronic mail system of the General Partner or one of its Affiliates or by reference to a location on an intranet site to which the Participant has access. The Participant hereby consents to any and all procedures the General Partner has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the General Partner may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

(i) Code Section 409A. The Units granted pursuant to this Agreement are not intended to constitute or provide for a deferral of compensation that is subject to Section 409A. Notwithstanding the foregoing, in no event shall the General Partner be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement as of the      day of         , 20    , effective for all purposes as provided above.

FORESIGHT ENERGY GP LLC

By:
Name:
Title:

PARTICIPANT

[Insert name of Participant]

SIGNATURE PAGE TO

UNIT AWARD AGREEMENT